                                                             September 19, 1995


Regent Banchares Corp.
1430 Walnut Street
Philadelphia, PA 19102
Attn:  Harvey Porter, President
       and Chief Executive Officer

Carnegie Bancorp
619 Alexander Road
Princeton, NJ 08540
Attn:  Thomas L. Gray, Jr., President
       and Chief Executive Officer

Gentlemen:

         Reference is made to the Agreement and Plan of Merger dated as of August 30, 1995 (the "Agreement") among Carnegie Bancorp ("Carnegie"), Carnegie Bank, N.A. ("CBN"), Regent Banchares Corp. ("Regent") and Regent National Bank (the "Bank") pursuant to which Regent will merge (the "Merger") with and into Carnegie with Carnegie as the surviving corporation and the Bank will merge with and into CBN with CBN as the surviving bank under the name "Carnegie Regent Bank, N.A."

         The undersigned hereby consents to serve as a director of Carnegie upon consummation of the Merger and further consents to the use of his name as a director of Carnegie upon consummation of the Merger in the Joint Proxy Statement/Prospectus that Carnegie and Regent are preparing for filing with the Securities and Exchange Commission and for distribution to the respective shareholders of Carnegie and Regent.

                                                   Sincerely,




                                                   BARBARA H. TEAFORD